KOPIN PROVIDES BUSINESS UPDATE AND
SECOND QUARTER 2019 OPERATING RESULTS

•	Takes Strategic Steps to Focus Business on Components and Subsystems for Defense and Enterprise

•	Continues steps toward Monetizing Intellectual Property and Technologies

•	Significant Reductions in Expenses, Including 30% Reduction in Payroll Costs

•	Announced Microdisplays Are Included in New Google Glass

Westborough, Mass. - August 8, 2019 - Kopin Corporation (NASDAQ:KOPN) a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the second quarter ended June 29, 2019.

"We took a number of major strategic steps during the quarter to monetize our intellectual property (IP) and reduce our cost structure. We expect these changes to allow us to focus on our core microdisplay component and subsystem business for military and enterprise, where Kopin is an industry leader and derives most of its revenue," said Dr. John C.C. Fan, CEO of Kopin.

"During the past few years, Kopin has developed advanced concept wearable systems for both enterprise and consumer markets. These concept systems have helped Kopin create industry leading components and modules for our wearable customers, such as our display modules for the new version of Google Glass, and the growing demand of our display modules from RealWear, to whom we licensed our original concept Golden-I system for an ongoing royalty stream, equity position and component sales. This successful model led us to aggressively pursue similar opportunities. To that end we have taken the following strategic steps this quarter:

"First, we executed a transaction for Golden-I Infinity™ technology with RealWear for $3.5 million, and will receive future royalties and sell display component supplies. We believe RealWear’s leading position supplying AR headsets to the enterprise markets will increase distribution and demand for Golden-I® Infinity, thereby benefiting Kopin through the sale of displays, royalty income and equity appreciation.

"Second, we have engaged in negotiations to spin out our Solos™ technology, along with our Whisper™ Audio Technology, to a group of employees and outside investors. If the transaction is completed, we expect to receive equity in the new company in exchange for the transfer of intellectual property, inventory and equipment. In addition, Kopin expects to maintain the right to utilize and sublicense the current Whisper Audio Technology, as well as future enhancements, for defense and enterprise applications. We anticipate this transaction will close by the end of the third quarter, 2019.

"Importantly, these products currently contribute negligible revenues while incurring significant costs. With the headcount reductions and changes related to these transactions, along with the steps taken to streamline our core microdisplay business, we have reduced our payroll costs by approximately 30% on an annualized basis as well as eliminated the development costs for Golden-I Infinity, Solos and Whisper. Going forward, we no longer plan on internally funding the development of concept wearable systems."

Dr. Fan continued, "We believe these strategic changes will allow us to focus on our core competency as the leading supplier of components and subsystems for defense and industrial applications as well as offering the broadest selection of displays: transmissive and reflective LCD displays, along with our Lightning® OLED microdisplay for the growing AR and VR markets. We have made significant progress in developing our Lightning OLED microdisplay and currently are working with two partners under their contracts to develop displays for their applications.

"With our dominant position supplying microdisplays to the military and enterprise, the revenue streams from our IP licensing agreements, the progress in developing OLED with our fabless, IP-based model and the significant reduction in our cost structure, we believe Kopin is well-positioned as the AR and VR markets accelerate in the coming years. In addition, we believe this strategic plan provides the best value for our shareholders, as we benefit from our technology investments while cost-effectively enhancing our role in the growing microdisplay market," concluded Dr. Fan.

Second Quarter Financial Results

Total revenues for the second quarter ended June 29, 2019 were $9.1 million, compared with $5.9 million for the second quarter ended June 30, 2018. In the second quarter of 2019 Kopin entered into a transaction wherein it licensed certain intellectual property to RealWear for $3.5 million. We subsequently used $2.5 million of the cash to participate in a financing round of RealWear.

Cost of product revenues were $5.2 million for the second quarter ended June 29, 2019, compared with $3.5 million for the second quarter ended June 30, 2018. Included in cost of product revenues for the second quarter of 2019 is a $1.2 million write-off of inventory.

Research and development (R&D) expenses for the second quarter of 2019 were $3.3 million compared to $4.5 million for the second quarter of 2018.

Selling, general and administrative (SG&A) expenses were $5.4 million for the second quarter of 2019 compared to $6.9 million for the second quarter of 2018. The decrease is primarily attributable to a decrease in stock-based compensation, amortization of intangible assets, and marketing expenses including product promotion, partially offset by an increase in legal expenses.

Net loss attributable to the controlling interest for the second quarter of 2019 was $4.3 million, or $0.05 per share, compared with net loss of $9.2 million, or $0.13 per share, for the second quarter of 2018.

Direct Solos, Whisper Technology and Golden-i Infinity expenses included in the six month period ended June 29, 2019 and the fiscal year ended December 29, 2018 were approximately $4.0 million and $9.0 million, respectively.

Kopin’s cash and equivalents and marketable securities were approximately $31.6 million at June 29, 2019 as compared to $37.2 million at December 29, 2018. The Company has no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended June 29, 2019, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 877-709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

Kopin, Golden-i, Lightning, Solos and Whisper and trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. These forward-looking statements also include, but are not limited to, statements concerning: expected results and consequences from recent strategic steps to focus on the microdisplay components and subsystems for military and enterprise businesses; our belief in the increase in demand for and distribution of the Golden-i Infinity technology through RealWear, and the benefits Kopin expects to derive therefrom; our expectation to receive equity in the new company if we successfully spin out our Solos technology and to retain certain rights in the Whisper Technology; our expectation to close the spin out by the end of the third fiscal quarter of 2019; our belief that we will reduce our annual payroll and eliminate the development costs for Golden-i Infinity and Solos; our plan to no longer internally fund the development of additional concept wearable systems; the benefits we expect to derive from our strategic changes; and our belief that our strategic changes will provide value to our stockholders, benefit the Company, and allow us to expand our role in the microdisplay market.

We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A, Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, as updated from time to time in the Company’s Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended
Display Revenues by Category (in millions)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Military	$1.8	$1.6	$3.2	$3.9
Industrial	2.1	1.2	4.6	3.0
Consumer	0.5	1.5	1.2	2.4
Other	—	0.1	—	0.2
R&D	0.5	1.5	1.2	2.1
License and royalties	4.2	—	4.4	—
Total	$9.1	$5.9	$14.6	$11.6

Stock-Based Compensation Expense
Cost of component revenues	$32,000	$156,000	$64,000	$266,000
Research and development	84,000	194,000	188,000	468,000
Selling, general and administrative	422,000	939,000	1,102,000	1,954,000
Total	$538,000	$1,289,000	$1,354,000	$2,688,000

Other Financial Information
Depreciation and amortization	$174,000	$575,000	$438,000	$1,130,000

Kopin Corporation
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Revenues:
Net product revenues	$4,435,401	$4,472,079	$9,049,257	$9,516,888
Research and development and other revenues	4,674,732	1,471,819	5,603,801	2,080,630
	9,110,133	5,943,898	14,653,058	11,597,518
Expenses:
Cost of product revenues	5,242,514	3,497,750	11,119,591	7,559,941
Research and development	3,330,202	4,526,156	8,296,918	8,977,809
Selling, general and administration	5,375,671	6,913,503	11,658,474	13,844,913
	13,948,387	14,937,409	31,074,983	30,382,663

Loss from operations	(4,838,254)	(8,993,511)	(16,421,925)	(18,785,145)

Other (expense) income, net	627,230	(52,162)	916,991	4,267,368

Loss before provision for income taxes and net income attributable to noncontrolling interest	(4,211,024)	(9,045,673)	(15,504,934)	(14,517,777)

Provision for income taxes	(26,000)	(201,000)	(52,000)	(201,000)

Net loss	(4,237,024)	(9,246,673)	(15,556,934)	(14,718,777)

Net (income) loss attributable to noncontrolling interest	(23,367)	5,716	(34,384)	(58,458)

Net loss attributable to Kopin Corporation	$(4,260,391)	$(9,240,957)	$(15,591,318)	$(14,777,235)

Net loss per share
Basic and diluted	$(0.05)	$(0.13)	$(0.20)	$(0.20)

Weighted average number of common shares outstanding
Basic and diluted	81,950,352	73,095,253	78,459,666	73,086,752

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 29, 2019	December 29, 2018
ASSETS
Current assets:
Cash and marketable securities	$31,554,755	$37,244,363
Accounts receivable, net	4,904,247	3,088,360
Contract assets and unbilled receivables	1,222,605	3,089,663
Inventory	3,700,174	4,797,238
Prepaid expenses and other current assets	907,124	1,184,401
Total current assets	42,288,905	49,404,025

Plant and equipment, net	2,029,406	2,598,842
Operating lease right-of-use assets	3,242,146	—
Goodwill	331,344	331,344
Other assets	1,325,163	1,361,375
Equity investments	9,141,133	5,853,525
Total assets	$58,358,097	$59,549,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,116,685	$3,921,880
Accrued expenses	5,992,535	5,510,552
Contract liabilities and billings in excess of revenue earned	1,227,198	388,933
Operating lease liabilities	1,017,234	—
Deferred tax liabilities	527,000	546,000
Total current liabilities	12,880,652	10,367,365

Asset retirement obligations	254,096	254,098
Operating lease liabilities, net of current portion	2,314,032	—
Other long-term obligations	1,049,926	1,214,827

Total Kopin Corporation stockholders' equity	41,974,060	47,861,874
Noncontrolling interest	(114,669)	(149,053)
Total stockholders’ equity	41,859,391	47,712,821
Total liabilities and stockholders’ equity	$58,358,097	$59,549,111